FOR RELEASE ON FRIDAY, JUNE 12, 1998 AT 4:00 P.M.
     -------------------------------------------------

                                For more information contact
                                Gary Loraditch or Michele Scott
                                at (410) 256-5000


      EXPANSION AND CHANGES AT BALTIMORE COUNTY SAVINGS BANK
      ------------------------------------------------------

     Michael J. Dietz, President of Baltimore County Savings Bank, F.S.B., today announced an expansion in the Bank's Harford County Branch network. Agreements have been reached to open three additional offices in Abingdon, Forest Hill and Hickory.

     The Abingdon office is to be located in the Constant Friendship Business Park opposite Wal-Mart. The Forest Hill office will be located at the intersection of Route 24 and Route 23 near Klein's Grocery Store. Both of these offices are on schedule to open during the first half of 1999. The Bank's Hickory location will be located in a new retail shopping area, planned near the intersection of Route 1 and Route 543. No firm date has been set for the Hickory opening.

     According to Mr. Dietz, all three offices will be full service facilities, and will include ATM's and drive-up lanes. The new offices will compliment the Bank's existing Bel Air office, which was recently relocated to a free standing/full service facility located in the Bel Air Plaza Shopping Center. The additional offices will help the Bank further develop its lending operations and provide full service banking to new market areas, Dietz stated.

     In a related branch development, the Bank announced the closure of its 6368 York Road office. It will be consolidated into an expanded facility in Timonium, Maryland. The new Timonium facility should be open sometime in 1999 and will provide full service banking services including drive-up lanes and ATM access to the Bank's expanding ATM network. According to Mr. Dietz the consolidation is part of the Bank's overall strategic plan to improve its branch network throughout its market area.

     The expenses associated with establishing and improving the branch offices will reduce the Bank's net income in the short term.

     This press release contains statements that are forward-looking as the term is defined by the private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Bank intends that such forward looking statements be subject to the safe harbors created thereby. All forward-looking statements are subject to a number of risks and uncertainties, including interest rate fluctuations and government and regulatory actions which might cause actual results to differ materially from stated expectations or estimates. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or any other person that results expressed therein will be achieved.

     Baltimore County Savings Bank, F.S.B., is a $260,000,000 financial institution headquartered in Perry Hall, Maryland, with six existing offices in Baltimore and Harford Counties. The Bank has received Regulatory approval to convert from a mutual financial institution to a federally chartered stock savings bank with a mutual holding company.